                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                               Ambient Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

PRELIMINARY COPY

                               AMBIENT CORPORATION
                                79 CHAPEL STREET
                                NEWTON, MA 02458

                    Notice of Annual Meeting of Stockholders

     NOTICE IS HEREBY GIVEN that the 2004 annual meeting (the "Annual Meeting") of stockholders of AMBIENT CORPORATION (the "Company") will be held at 9:00 A.M., on May 21, 2004, at the Company's offices at 79 Chapel Street, Newton, Massachusetts, 02458, to:

     (i) elect four directors of the Company to hold office until their respective successors shall have been duly elected and qualified;

     (ii) amend the Certificate of Incorporation of the Company to increase the number of shares of common stock, par value $.001 per share (the "Common Stock"), that the Company is authorized to issue from time to time from 200 million to 300 million shares;

     (iii) ratify the appointment of Rotenberg, Meril Solomon Bertiger & Guttilla, PC as independent public accountants of the Company for the year ending December 31, 2004; and

     (iv) transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 20, 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     If you do not expect to be personally present at the Annual Meeting but wish your stock to be voted for the business to be transacted at the meeting, the Board of Directors requests that you complete, sign, and date the enclosed proxy card and promptly return it by mail in the postage paid envelope provided.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          JOHN J. JOYCE,
                                          Chief Executive Officer
April __, 2004

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. PRELIMINARY COPY

                               AMBIENT CORPORATION
                                79 CHAPEL STREET
                                NEWTON, MA 02458

                                 PROXY STATEMENT

                     For the Annual Meeting of Stockholders
                           to be held on May 21, 2004

     This Proxy Statement is being sent to stockholders of Ambient Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company for use at the 2004 annual meeting (the "Annual Meeting") of stockholders (the "Stockholders") of the Company's common stock, par value $0.001 per share (the "Common Stock"), to be held at the Company's offices at 79 Chapel Street, Newton, Massachusetts, 02458, on Friday, May 21, 2004, at 9:00 a.m., and any adjournment(s) thereof. The purposes of the Annual Meeting are to:

     (i) elect four directors of the Company to hold office until their respective successors shall have been duly elected and qualified;

     (ii) amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock that the Company is authorized to issue from time to time from 200 million to 300 million shares;

     (iii) ratify the appointment of Rotenberg, Meril Solomon Bertiger & Guttilla, PC ("Rotenberg"), as independent public accountants of the Company for the year ending December 31, 2004; and

     (iv) transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy card. If no instructions are given, the individual named as proxy will vote your shares (i) FOR the election as directors of the nominees of the Board of Directors named below; (ii) FOR the proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock that the Company is authorized to issue form time to time; (iii) ) FOR the ratification the appointment of Rotenberg as independent public accountants of the Company for the year ending December 31, 2004; and (iv) in the discretion of the proxy named in the proxy card on any other proposals to properly come before the Annual Meeting or any adjournment thereof.

     Any stockholder returning the accompanying proxy card may revoke such proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed proxy card bearing a later date or a written instrument revoking the proxy card or by personally appearing at the Annual Meeting.

     This Proxy Statement is first being mailed to stockholders on or about April __, 2004.

                                  VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Common Stock. Only holders of Common Stock of record at the close of business on April 20, 2004 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding a total of 139,352,944 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the shares present in person or by proxy is required for approval of Proposal No. 1 (Election of Directors); the affirmative vote of a majority of the shares issued and outstanding is required for approval of Proposal No. 2 (Increase the Company's authorized share capital); and the affirmative vote of a majority of the shares present in person or by proxy is required for approval Proposal No. 3 (Ratification of Independent Public Accountants). Abstentions will have no effect on Proposal No. 1 and will be counted as votes against each of Proposals Nos. 2 and 3. Broker non-votes will have no effect on Proposal Nos. 1 and 3 and will be counted as votes against Proposal No. 2.

                    STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                               BENEFICIAL HOLDERS

     The following table sets forth certain information, as of the Record Date, concerning the ownership of the Common Stock by (a) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's directors and executive officers and (c) all current directors and executive officers of the Company as a group.


                                                          Number of Shares           Percent of
Name of Beneficial Owner(1)                             Beneficially Owned(2)      Common Stock(2)
---------------------------                             ---------------------      ---------------
John J. Joyce, Chairman, CEO and President                    2,680,000(3)              1.9%

Dr. Yehuda Cern, Chief Engineer                               3,621,667(4)              2.6%

Ramdas Rao, Chief Network Architect                           2,538,500(5)              1.8%

Michael Braunold, Director                                     515,000 (6)                *

Michael Widland, Director                                      385,834 (7)                *

Henry Seduski, Director                                        207,500 (8)                *

Consolidated Edison, Inc.                                   40,000,000 (9)             28.7%

All directors and executive officers as
a group (6 persons) (10)                                     9,948,501                  7.1%

     * Indicates less than 1%.

     (1) Unless otherwise indicated, the address of each person listed is c/o Ambient Corporation, 79 Chapel Street, Newton, Massachusetts, 02458.

     (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

     (3) Represents (i) 1,055,000 shares of Common Stock and (ii) 1,625,000 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan (the "2000 Incentive Plan"). Does not include 750,000 shares of Common Stock issuable under the 2000 Incentive Plan, which options are scheduled to vest over the next year and a half.

     (4) Represents (i) 484,167 shares of Common Stock, (ii) 1,900,000 shares of Common Stock issuable upon the exercise of currently exercisable non-plan employee stock options, (iii) 187,500 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the 2000 Incentive Plan and (iv) 1,050,000 shares of Common Stock held by the Sarah and David Family Irrevocable Trust (the "Trust"). Dr. Cern's wife is the trustee of the Trust and Dr. Cern's children are its income beneficiaries. Dr. Cern disclaims beneficial ownership of all shares held by the Trust. Does not include 562,500 shares of Common Stock issuable under the Company's 2000 Incentive Plan, which options are scheduled to vest over the next year and a half.

     (5) Represents (i) 1,000,000 shares of Common Stock and (ii) 1,538,500 shares of Common Stock issuable upon exercise of currently exercisable employee stock options issued under our 2000 Incentive Plan. Does not include 703,500 shares of Common Stock issuable under our 2000 Incentive Plan, which options are scheduled to vest over the next year and a half.

     (6) Represents (i) 300,000 shares of Common Stock and (ii) 40,000 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and 175,000 shares issuable upon exercise of currently exercisable options issued under the Company's 2002 Directors' Plan. Does not include 75,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors' Plan and scheduled to vest by December 2004.

     (7) Represents (i) 133,334 shares of Common Stock and (ii) 45,000 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and 207,500 shares issuable upon exercise of currently exercisable options issued under the 2002 Directors' Plan. Does not include 87,500 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors' Plan and scheduled to vest by December 2004.

     (8) Represents 207,500 shares of Common Stock issuable upon exercise of currently exercisable options issued under the 2002 Directors' Stock Plan. Does not include an additional 87,500 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors' Plan and scheduled to vest by December 2004.

     (9) The business office of Consolidated Edison, Inc. ("ConEd") is at, Consolidated Edison Co. of New York, Inc. 4 Irving Place, New York, NY 10003 ). Includes 5,000,000 shares of Common Stock issuable upon exercise of a three-year warrant issued in October 2003. The foregoing is based on a Schedule 13D filed by ConEd in October 2002, as subsequently amended in March 2003.

     (10) See Footnotes 3-8

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by the Company's Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2003 (the "Named Executive Officers"):


                                           SUMMARY COMPENSATION TABLE


                                                    Annual Compensation                    Long-Term Compensation
                                        ------------------------------------------    --------------------------------
                                                                                       Securities          All Other
Name and                                                            Other Annual       Underlying        Compensation
Principal Position              Year    Salary($)    Bonus($)     Compensation($)     Options (#)(1)          ($)
------------------              ----    ---------    --------   ------------------    --------------    --------------
John J. Joyce                   2003     251,083
  Chief Executive Officer       2002     168,000           --        52,000(2)             375,000            --
                                2001     192,471       36,000            --              1,000,000            --

Yehuda Cern                     2003     143,000
  Chief Engineer                2002     106,000           --        50,000(3)                  --            --
                                2001     156,000       50,000            --              1,900,000            --

Ramdas Rao                      2003     142,083
  Chief Network Architect       2002     105,000           --        50,000(4)           1,200,000            --
                                2001     139,375           --            --                     --            --

     (1) Represents shares of Common Stock issuable upon exercise of employee stock options issued in the year indicated under the 2000 Incentive Plan, except in the case of Dr. Cern for 2001.

     (2) Represents the dollar value of 1,040,000 shares of Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $65,000.

     (3) Represents the dollar value of 1,000,000 shares of Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $62,500.

     (4) Represents the dollar value of 1,000,000 shares of Common Stock issued on September 30, 2002 in lieu of then accrued and unpaid salary in 2002 of approximately $62,500.

                              OPTION GRANTS IN 2003

     There were no option grants during 2003 to any Named Executive Officer.


                  AGGREGATE OPTIONS EXERCISED IN 2003 AND 2003 YEAR END OPTION VALUES



                                                         Number of Securities      Value of Unexercised
                                                        Underlying Unexercised      In-the-Money Options
                          Shares          Value         Options at Fiscal Year     At Fiscal Year End ($)
                        Acquired on      Realized                End (#)                Exercisable/
Name                    Exercise (#)       ($)        Exercisable/Unexercisable      Unexercisable (1)
----                   -------------       ---        -------------------------      -----------------
John Joyce                  --              --          1,375,000 / 0                 $20,625 / $0

Ramdas Rao                  --              --          1,338,500 / 103,500           0 / 0

Yehuda Cern                 --              --          1,900,000 / 0                 0 / 0

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.155) on December 31, 2003, as reported on the Over-The-Counter Bulletin Board.

                              EMPLOYMENT AGREEMENTS

     The Company and John Joyce entered into an employment agreement as of November 2001 which effectively amended and restated the original employment agreement entered into with John Joyce as of October 2000 pursuant to which he was employed as the Company's Chief Operating Officer. Pursuant to the agreement, Mr. Joyce is employed as the Company's Chief Executive Officer and is entitled to be paid an annual salary of $275,000. The original term of the agreement is for two years and the agreement is automatically renewable from year to year. If Mr. Joyce is terminated other than for engaging in willful misconduct or acts of bad faith or conviction of a felony or, if there is a change in control (as defined in the employment agreement) and Mr. Joyce does not continue as Chief Executive Officer on terms and conditions substantially similar to those contained in his agreement, he will be entitled to receive the equivalent of 12 months' salary then due under the agreement.

     The Company and Dr. Yehuda Cern entered into an amended and restated employment agreement as of December 2001 which effectively amended and restated the employment originally entered into with Dr. Cern in November 2000. Pursuant to the agreement as of December 2001, Dr. Cern is employed as Chief Engineer and is paid an annual salary of $156,000. The term of the agreement is two years whereupon the employment agreement will be automatically renewable from year to year unless either party gives notice of termination at least 90 days prior to the scheduled expiration date. If the employment is terminated for no cause or if the Company does not renew the agreement after the expiration of the initial two year term, then Dr. Cern is entitled to receive 12 months' salary in bi-monthly installments.

     The Company and Ramdas Rao entered into an employment agreement effective as of September 2000 (as amended in November 2002) pursuant to which he is employed as the Company's Chief Network Architect. Mr. Rao is paid an annual salary of approximately $155,000. The employment agreement is for a period of two years and is to renew automatically unless either party gives 2 months notice to the other prior to the scheduled expiration date of its election to not renew. If the employment is terminated for no cause or if the Company does not renew the agreement after the expiration of the initial two-year term, then Mr. Rao is entitled to receive 12 months' salary in bi-monthly installments.

     Each of the executives with an agreement has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with the Company for one year, or soliciting our employees for one year, following the termination of his employment.

               INFORMATION RELATING TO EXECUTIVE OFFICERS AND KEY
                    EMPLOYEES WHO ARE NOT DIRECTOR NOMINEES

     Below is certain information relating to current executive officers and key employees of the Company who are not also members of the Board of Directors and are not director nominees:

     Ramdas Rao has been the Company's Chief Network Architect since September

2000. From March 2000 until the time immediately preceding his joining the Company, Mr. Rao was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November 1995) and a Network Systems Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.

     Dr. Yehuda Cern, has been Chief Engineer since November 2000. Dr. Cern is the principal inventor of Ambient's coupling technology and a major technology resource for the advancement of PLC. Dr. Cern has extensive experience in R&D and New Product Development. He founded a subsidiary of Ambient in 1999 to pursue an invention enabling powerline telecommunications, the forerunner of the Company's current business. From September 1997 to January 2000 he worked as Chief Technology Officer of Ambient's subsidiary, Ambient Ltd. Prior to his employment at the Company, Dr. Cern served as COO and CTO of AirOptics, Inc., an infrared communications company located in Lancaster, Pennsylvania. Dr. Cern is also credited with founding the Department of Electronics at the Jerusalem College of Technology, heading the department for six years. Dr. Cern received a B.S. degree and a M.Sc. degree in electrical engineering from Wayne State University in Detroit and earned a Ph.D. in medical electronics from the Weizmann Institute in Israel while on a Fulbright Grant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under the terms of the investment agreement entered into in September 2002 between the Company and Consolidated Edison, Inc. ("ConEd"), the Company's largest stockholder, the Company agreed that so long as ConEd continues to hold, in the aggregate, 25% of the issued and outstanding shares of Common Stock, the Company will notify ConEd of the terms of any proposed equity or debt financing in an amount exceeding $750,000 and, should ConEd not approve the proposed financing, ConEd undertook to complete such financing on substantially similar terms. The agreement with ConEd also provided that so long as ConEd holds such percentage of the outstanding Common Stock, ConEd is entitled to designate one member of the Company's Board of Directors. Additionally, in connection with the advance of $325,000 made to the Company by CECONY, an affiliate of ConEd, in February 2002 in order to commence the demonstration phase under the research and development agreement entered into by the Company and CECONY in February 2002, the Company granted to CECONY a first priority lien on all its assets to secure the repayment of the advance. In connection with the Company's efforts to secure financing, ConEd agreed in October 2003 to waive its rights with respect to equity or debt financing by the Company and CECONY agreed to release its lien on the Company's collateral. In consideration of these agreements by ConEd and CECONY, in October 2003 the Company agreed to issue to ConEd a three year warrant to purchase up to 5,000,000 million shares of the Company's Common Stock at a per share exercise price of $0.25, provided, that, the exercise period may, at the Company's option, be reduced to 90 days if the Company's publicly traded stock closes at $1.00 or more for a consecutive 20 day period and, additionally, the Company agreed to reduce the percentage holdings of the Common Stock that ConEd is required to hold in order to designate a member of the Company's Board of Directors from 25% to 20%.

     In connection with the advance of $325,000 made by CECONY to the Company in February 2002, the Company agreed that CECONY will be entitled to a 2.5% royalty, based on net revenues from power line communication equipment and related services for a ninety-nine year period, commencing on the date on which the agreement was signed. Royalty payments are only due if the Company has positive cash flow, will be payable quarterly, in arrears, and do not accrue from one quarter to another during periods of negative cash flow.

     In connection with the amendment and restatement in December 2001 of the employment agreement ("Restated Agreement") with Dr. Yehuda Cern, the Company's Chief Engineer, the Company issued to Dr. Cern 1 million shares of its Common Stock for a $200,000 non-recourse promissory note. The note bears interest at prime plus 1% and was due in three equal installments in February, March and April 2003. Under the Restated Agreement, in lieu of repaying the principal, Dr. Cern is entitled to require the Company to repurchase the shares at the rate of $.20 per share. The shares have been pledged as collateral for the note. In March 2003, Dr. Cern transferred such shares to the Company, for cancellation and return to treasury shares, and the Company cancelled Dr. Cern's promissory notes.

     Under the Restated Agreement, the Company agreed to certain protective provisions in favor of Dr. Cern in connection with the commercial exploitation of subsequently developed technology substantially developed by him (the "Subsequently Developed Technology") whereby Dr. Cern would be entitled, under limited circumstances and subject to the Company's agreement, to an agreed upon percentage, not to exceed 5%, of the benefits derived from such Subsequently Developed Technology and, in case the Company establishes a majority-owned subsidiary to exploit such Subsequently Developed Technology, 5% of the initial equity of such entity. The Company also agreed that if it either ceases operations or changes its business focus such that it no longer intends to utilize power line technology, it shall sell Dr. Cern the rights to such technology for ninety percent (90%) of such technology's then current fair market value as determined by an independent appraiser mutually selected by the Company and Dr. Cern.

     The Company's retains the law firm of Shipman & Goodwin, LLP ("S&G"), of which Mr. Michael Widland, a non-employee director, is a partner, to perform legal services from time to time. The Company paid S&G $50,000 in respect of legal services rendered during 2003. In addition, in June 2003, the Company issued to S&G a warrant to purchase 833,333 shares of its Common Stock, exercisable at $.17 per share, in payment of $100,000 in legal fees.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and directors of the Company and persons who own more than ten percent (10%) of the Common Stock, to file Initial Statements of Beneficial Ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on review of the copies of such forms received by the Company with respect to 2003, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors and officers and persons who own more than 10% of the Common Stock have been complied with.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

                     INFORMATION AS TO NOMINEES FOR DIRECTOR

     The persons named below, all of whom are current directors of the Company, have been nominated for election as directors by the Board of Directors. If elected, each nominee will hold office until the next annual meeting of the stockholders.


     It is the intention of the person named in the accompanying proxy card to vote FOR the election of the four persons named in the table below as directors of the Company, unless authority to do so is withheld. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxy card will be voted (in the discretion of the person named therein) for other nominees not named herein in lieu of those unwilling or unable to serve. The Board is not aware of any circumstances likely to cause any nominee to become unavailable for election.

     The following table sets forth the name, age and position of each director nominee:



Name                          Age         Position

John J. Joyce                 52         Chairman of the Board, CEO, Treasurer
                                           and Director

Michael Widland               63         Director

Michael Braunold              44         Director

Henry Seduski                 49         Director

     The business experience, principal occupations and employment, as well as the periods of service, of each of the Company's directors and executive officers during at least the last five years are set forth below.

     John J. Joyce has been the Company's Chairman of the Board of Directors and Chief Executive Officer since September 2001 and Chief Operating Officer from November 2000 through August 2001. Prior to joining Ambient, Mr. Joyce served, from September, 1996 to October 2000, as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, the Americas, where he was also selected to lead the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. Preceding his association with ABB, Mr. Joyce served, from December 1993 to August 1996, with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm where he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager, where he advised corporations on a variety of business issues and strategies. Mr. Joyce was promoted to the level of Director in June 1995. A CPA in the United States, Mr. Joyce holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business.

     Michael Widland, joined the Company's Board in November 2000. Mr. Widland has been actively practicing law since 1965 and is presently a corporate partner at Shipman & Goodwin LLP of Stamford, Connecticut. Mr. Widland's areas of expertise include commercial and corporate transactions, including financing. He is a former Connecticut Chairman of the Public Contract Section and Business Law Section of the American Bar Association and a member of the Association of Commercial Finance Attorneys.

     Michael Braunold, has been a director of the Company since December 2001. From March 2000 through September 2000, Mr. Braunold was the Chief Executive Officer and Chairman of the Company. Since March 1998, Mr. Braunold also has been Chief Executive Officer and Chairman of the Board of SPO Medical Equipment Ltd., an Israeli company that specializes in medical technology related to pulse oximetry techniques. Prior to this assignment, Mr. Braunold was Senior Director of Business Development at Scitex Corporation Ltd., a multinational corporation specializing in visual information communication. In such capacity, Mr. Braunold played a strategic role in managing a team of professionals assigned to M&A activities. During his 12-year tenure at Scitex, he held various positions within the worldwide organization, including a period in the United States as Vice President of an American subsidiary of Scitex specializing in medical imaging. Mr. Braunold originates from the United Kingdom where he obtained a B.Sc. in Management Sciences and a Master of Business Administration from Imperial College Business School, London.

     Henry Seduski, joined our Board in December 2002. He also serves as the Chief Financial Officer of The Learning Team, a software publisher, since December 2001. From 1982 through March 2000, Mr. Seduski was employed by J.P. Morgan & Co. Inc. as the Chief Financial Officer of its Private Banking Business Group servicing senior business managers. Mr. Seduski was also a Vice President in Private Banking's Risk Management and Control Group and held various other positions in Morgan's Financial Group. From 1976 through 1982, Mr. Seduski served as a Manager with Price Waterhouse & Co., a leading audit and accounting firm. A CPA in New York State, Mr. Seduski holds a BBA in accounting from the University of Notre Dame.

     Consolidated Edison, Inc. ("ConEd") is entitled to designate one director to the Board, so long as it continues to hold, in the aggregate, at least 20% of the outstanding Common Stock. As of April 12, 2004, ConEd has not identified any director designee. In addition, CECONY, an affiliate of ConEd, is entitled to observer status on the Board, which it exercises.

     There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

     Mr. Judah Marvin Feigenbaum, a non-employee director, resigned on March 8, 2004 from the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.


DIRECTOR COMPENSATION

     BASE COMPENSATION. Each of the non-employee directors was paid an annual cash payment in 2003 of $4,000 for serving on the Board. The Company also reimbursed directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees.

     OPTIONS. In addition to the compensation set forth above, each non-employee director is entitled to receive options granted under the Company's 2002 Non-Employee Directors' Plan to purchase 150,000 shares of the Common Stock for each year service on the Board and options to purchase an additional 25,000 shares in respect of service on a Board committee, in each case vesting over the succeeding year.

            ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD MEETINGS

     The Board met five times during the year ended December 31, 2003. No director who served during the 2003 fiscal year attended fewer than 75% of the meetings of the Board and of committees of the Board of which he was a member.

     The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings. The Company did not hold an annual meeting in 2003.

BOARD COMMITTEES

     The Company has two standing committees: the audit committee (the "Audit Committee") and the compensation/stock option committee (the "Compensation/Stock Option Committee").

     The Company currently does not have a nominating committee. Instead, nominations for the election of directors have been handled by the full Board of Directors, which permits all directors to participate in the process. Due to the small size of the Company and its Board of Directors, the Company believes that this is appropriate.

     In identifying and evaluating candidates to be nominated as directors, the Board seeks individuals with stated relevant experience that can add to the ability of the Board to fulfill its fiduciary obligations and stated business goals. Director candidates must also have high personal and professional ethics, integrity and values. Additionally, director nominees must have sufficient time to devote to the Company's affairs.

     As a small company, the Company has generally used an informal process to identify and evaluate director candidates. The Company has encouraged both independent directors and directors that are not independent to identify nominees for the Board of Directors. The Company has not paid any third party a fee to assist in the nomination process or to identify or evaluate candidates.

     The Company will consider candidates that are nominated by its stockholders. The name, together with the business experience and other relevant background information of a candidate, should be sent to the Chief Executive Officer who will then forward such information to the independent directors for their review and consideration. The process for determining whether to nominate a director candidate put forth by a stockholder is the same as that used for reviewing candidates submitted by directors. Other than candidates submitted by its directors and executive officers, the Company has never received a proposed candidate for nomination from any security holder that beneficially owned more than 5% of the Company's voting Common Stock.

     The Company has not, to date, implemented a policy or procedure by which its stockholders can communicate directly with its directors. Due to the small size of the Company and its resources, the Company believes that this is appropriate.

AUDIT COMMITTEE

     The Audit Committee is responsible for selecting the Company's independent auditors, reviewing the Company's accounting policies, financial procedures and internal controls, the engagement of independent auditors and the general scope of the annual audit and any other services that the auditors may be asked to perform, and review with the auditors their report on the Company's financial statements following the completion of each audit.

     The Audit Committee currently consists of Mr. Seduski. Mr. Judah Marvin Feigenbaum was a member of the Audit Committee from January 2002 until his resignation in March 2004 from the Board of Directors. The Company believes that Mr. Seduski meets and, while he was a member of the audit committee Mr. Feigenbaum met, the independence criteria set out in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers ("NASD") and the rules of the and other requirements of the SEC. The Board of Directors has determined that based on the credentials of Mr. Seduski, Mr. Seduski qualifies as an "audit committee financial expert" as defined in the rules of the SEC.

     In 2003, the Audit Committee has held six meetings.

     The Company's Board of Directors has adopted a charter governing the duties and responsibilities of the audit committee.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

     The Audit Committee acts under a written charter, which was adopted by the Board of Directors in December 2002. The charter, which includes standards set forth in SEC regulations and rules of the National Association of Securities Dealers, Inc. includes assisting the Company with:

     o    auditing and integrity of the Company's financial statements;
     o qualification and independence of the Company's independent accountants;
     o    performance of the Company's independent accountants;
     o compliance by the Company with legal and regulatory requirements as promulgated by the SEC; and
     o    accounting and financial reporting process.

     As part of its auditing and integrity of the Company's financial statements, the Audit Committee reviewed and discussed with both management and the Company's independent accountants all financial statements prior to their issuance. Management advised the audit committee in all cases that all financial statements were prepared in accordance with generally accepted accounting principals and reviewed any significant accounting issues with the audit committee. These reviews included discussion with the independent accountant of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee also discussed with the Company's independent accountants matters relating to its independence, including a review of audit fees and the disclosures made to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Taking all of these reviews and discussions into account, the audit committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     Judah Marvin Feigenbaum was a member of the Audit Committee from January 2002 through March, 2004, when he resigned from the Board of Directors of the Company.

Dated: April 13, 2004
                                      SUBMITTED BY THE AUDIT COMMITTEE:

                                      Henry Seduski

COMPENSATION COMMITTEE

     The Compensation/Stock Option Committee is responsible for reviewing the compensation arrangements in effect for the Company's executive officers and for administering the Company's 2000 Plan. This committee currently consists of Mr.

Widland. Mr. Judah Marvin Feigenbaum was a member of the Compensation Committee from January 2002 until his resignation in March 2004 from the Board of Directors.

     The Compensation Committee met once during 2003.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

                                 PROPOSAL NO. 2

                AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
             INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE
                         COMPANY IS AUTHORIZED TO ISSUE

     The Company's Certificate of Incorporation presently authorizes the issuance by the Company of up to two hundred five million (205,000,000) shares of stock, consisting of two hundred million (200,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock").

     As of Record Date, there were 139,352,944 shares of Common Stock issued and outstanding; no shares of preferred stock are issued and outstanding. The Company also has approximately 51,103,283 shares of Common Stock reserved for possible future issuance in connection with outstanding options, warrants and convertible debentures. Many of these shares may never actually be issued. For example, many of the outstanding options and warrants have exercise prices well in excess of the current market price per share, making their exercise unlikely. Nevertheless, the Company intends to keep reserved for future issuance a sufficient number of shares of its authorized Common Stock to honor its commitment to issue Common Stock in the event these options or warrants are exercised or convertible securities are converted. Accordingly, the Company has available for issuance only approximately 9,540,000 shares of Common Stock.

     Because of the limited number of shares of Common Stock available to be issued, the Board has unanimously approved and voted to recommend that the Stockholders approve, the proposed amendment to the Company's Certificate of Incorporation (in the form attached hereto as Appendix A) whereby the number of shares of Common Stock which the Company would be authorized to issue from time to time would be increased to Three Hundred Million (300,000,000) shares. The number of authorized shares of preferred stock will remain at 5,000,000. If the amendment to the Certificate of Incorporation is approved by the Stockholders at the Annual Meeting, the Company intends to file a certificate of amendment with the Secretary of State of the State of Delaware as soon as reasonably practicable after such approval and it will become effective upon filing.

     The additional shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock.

     Except for issuances in respect of currently outstanding convertible and derivative securities, the Company does not presently have any plans, intentions, agreements, understandings or arrangements regarding the issuance of additional shares of Common Stock. The Board of Directors believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Board of Directors believes that an increase in the authorized Common Stock would provide the Company with increased flexibility in the future to issue capital stock in connection with public or private offerings, stock dividends, financing and acquisition transactions, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares of Common Stock available will give the Company the ability to issue stock without the expense and delay of a special meeting of stockholders, which delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's stock. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purpose and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

     Any issuance of additional shares of Common Stock would increase the number of outstanding shares of Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. The dilutive effect of such an issuance could discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE TO 300,000,000.

                                 PROPOSAL NO. 3

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected Rotenberg, Meril Solomon Bertiger & Guttilla, PC ("Rotenberg") as the Company's independent auditors for the year ending December 31, 2004. The Board of Directors has directed that such appointment be submitted for ratification by Stockholders at the Annual Meeting.

     Brightman Almagor & Co, a member of Deloitte Touche Tohmatsu, audited the Company's financial statements for the year ended December 31, 2002. On May 12, 2003, Brightman advised the Company that as the Company has effectively terminated all of its research and design activities in the State of Israel, it declined to stand for re-election as the Company's auditor for the year ending December 31, 2003.

     During the fiscal years ended December 31, 2001 and 2002 and the period between January 1, 2003, up to and including the day of its declination to stand for re-election, there were no disagreements between the Company and Brightman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which if not resolved to Brightman's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Brightman's report on our financial statements for such fiscal years 2002 and 2001 indicated that substantial doubt exists regarding our ability to continue as a going concern.

     On January 21, 2004, the audit committee of the Board of Directors (the "Audit Committee") engaged Rotenberg Meril Solomon Bertiger Guittilla, P.C. ("Rotenberg"), to serve as as the Company's independent public accountants for the audit of the Company's consolidated financial statements for the fiscal year ending December 31, 2003. The Audit Committee engaged Rotenberg in May 2003 to review, prior to filing, the Company's quarterly reports on Form 10-QSB filed under Section 13 of the Exchange Act for 2003.

     It is not anticipated that a member of Rotenberg will be present at the stockholder meeting.

FEES

     The following table presents fees for professional audit services rendered by Rotenberg and Brightman, respectively, for the audit of the Company's annual financial statements for 2003 and 2002, and fees billed for other services rendered by Rotenberg or Brightman, as the case may be, during 2003 and 2002.

Type of Service/Fee         Fiscal 2003          Fiscal 2002

Audit Fees (1)              $ 13,947             $ 20,000

Audit Related Fees (2)      $0                   $0

Tax Fees (3)                $0                   $0

All Other Fees (4)          $0                   $0

     (1) Audit Fees consist of fees for professional services rendered for the audit of our consolidated financial statements included in the Annual Report on Form 10-KSBand the review of the interim financial statements included in the Quarterly Reports on Form 10-QSB, and for the services that are normally provided in connection with regulatory filings or engagements.

     (2) Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category includes fees related to consultation regarding generally accepted accounting principles.

     (3) Tax Fees consist of fees for tax compliance, tax advice and tax planning.

     (4) All Other Fees consist of fees for products and services not included in the above categories.

     The Audit Committee reviewed the non-audit services rendered for fiscal 2002 and fiscal 2003 as set forth in the above table and concluded that such services were compatible with maintaining the accountants' independence. The Audit Committee's policy is to pre-approve all audit services and all non-audit services that Company's independent auditor is permitted to perform for Company under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

                              BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT AUDITORS.

                                  OTHER MATTERS

     At the Annual Meeting, management does not intend to present any matters other than matters referred to herein, and as of this date management does not know of any matter that will be presented for a vote thereat.

                              STOCKHOLDER PROPOSALS

     Under the rules of the SEC, proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be made in accordance with the by-laws of the Company and received by the Company, at its principal executive offices, for inclusion in the Company's proxy statement for that meeting, no later than January 25, 2005. The Company's Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2005 proxy statement.

                                  ANNUAL REPORT

     Enclosed is the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, including audited financial statements. Such annual Report on Form 10-KSB does not form any part of the material for the solicitation of proxies.

                             SOLICITATION OF PROXIES

     The Company will pay the cost of the solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone, or telecopy by directors, officers, and employees of the Company. The Company may also engage the services of others to solicit proxies in person or by telephone or telecopy. In addition, the Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such persons for the costs related to such services.

     It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                                   John J. Joyce
                                                   Chief Executive Officer

April __, 2004

                                   APPENDIX A

        PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

     The first paragraph of Paragraph 4 of the Certificate of Incorporation is hereby amended to read as follows:

"4. The aggregate number of shares of stock which the corporation shall have the authority to issue is 305,000,000, 300,000,000 of which are shares of Common Stock, each with a par value of $0.001, each entitled to one vote per share, and 5,000,000 of which are shares of Preferred Stock."

                               AMBIENT CORPORATION

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                 COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 2004

                            PROXY VOTING INSTRUCTIONS

     The undersigned hereby constitutes and appoints JOHN J. JOYCE, with full power of substitution, attorney and proxy to represent and to vote all the shares of common stock, par value $.001 per share, of AMBIENT CORPORATION (the "Company") that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company, to be held on May 21, 2004, and at any adjournment thereof, on the matters set forth on the reverse side and such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS. Nominees: JOHN J. JOYCE, MICHAEL WIDLAND, MICHAEL BRAUNOLD, HENRY W. SEDUSKI,

(Mark only one of the following boxes.)

|_| VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any): _________________

|_| VOTE WITHHELD from all nominees.

2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE.

|_| FOR        |_| AGAINST   |_| ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ROTENBERG, MERIL SOLOMON BERTIGER & GUTTILLA, PC AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

|_| FOR        |_| AGAINST  |_| ABSTAIN

     In his discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of The Board of Directors, FOR the proposal to amend the Certificate of Incorporation of the Company and FOR the ratification of the appointment of Rotenberg, Meril Solomon Bertiger & Guttilla, PC as the Company's independent auditors for the fiscal year ending December 31, 2004 and in the discretion of the Proxy named herein on any other proposals to properly come before the Annual Meeting.

     The undersigned acknowledges receipt of the accompanying Proxy Statement dated April __, 2004.

Dated: __________________, 2004

                           Signature of Stockholder(s)

                           (When signing as attorney,
                               trustee, executor,
                            administrator, guardian,
                         corporate officer, etc., please
                          give full title. If more than
                          one trustee, all should sign.
                          Joint owners must each sign.)

                         Please date and sign exactly as
                               name appears above.

                         I plan |_| I do not plan |_| to
                           attend the Annual Meeting.



                                       21